UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15 (d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): June 26, 2000

IGI, INC.
(Exact name of registrant as specified in its charter)

DELAWARE	1-08568	01-0355758
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification Number)

WHEAT ROAD AND LINCOLN AVENUE BUENA, NEW JERSEY	08310
(Address of principal executive offices)	(Zip Code)

(856) 697-1441
(registrant's telephone number, including area code)

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15 (d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

Yes   X    No

Item 5. Other Events.

      On June 26, 2000, IGI, Inc. (the "Company") entered into an Asset Purchase Agreement dated as of June 19, 2000 (the "Asset Agreement"), with Vineland International, a general partnership that has changed its name to Lohmann Avian Health International (the "Buyer"). The Buyer's general partners are Avian Health GmbH, a German limited liability company headquartered in Visbek-Recterfeld, Germany, and Vineland Laboratories, Inc., a Delaware corporation, which is a wholly-owned subsidiary of Avian Health GmbH. Avian Health GmbH is an affiliate of Lohmann & Co. AG, a German company with principal offices in Cuxhaven, Germany. Avian Health GmbH and its affiliates in the Lohmann Group are generally engaged in the production of avian vaccines and in other avian and animal businesses.

      Under the Asset Agreement, the Company will sell to the Buyer certain of the assets associated with the business of manufacturing, marketing, licensing and selling poultry vaccines and related equipment conducted by the Vineland Laboratories division of the Company. In exchange for receipt of such assets, the Buyer will assume certain Company liabilities, in the aggregate, equal to approximately $2,300,000 and will pay the Company cash in the amount of $12,500,000, of which $500,000 will be placed in an escrow fund to secure potential obligations of the Company relating to final purchase price adjustments and indemnification.

      The obligations of the parties under the Asset Agreement are contingent upon, among other things, the Company obtaining Stockholder approval of the transaction.

CAUTIONARY STATEMENT

      This Report contains "forward-looking" statements relating to the Company's hopes and expectations for the future. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be "forward-looking statements."All of these "forward-looking" statements are inherently uncertain. Stockholders must recognize that actual events could cause actual results to differ materially from management's expectations. Without limiting the foregoing, words and phrases such as "intends," "hopes," "expands," "believes," "plans," "expects," "are confident that," and similar expressions are intended to identify forward-looking statements. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are competitive pressures, general economic conditions and the risk factors detailed in the Company's periodic reports and registration statements filed with the Securities and Exchange Commission.

SIGNATURE

      Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

IGI, INC.

July 17, 2000	By: /s/ Paul Woitach Paul Woitach President